THE SHARES OF COMMON STOCK OF PRIMIX SOLUTIONS INC. ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). SUCH SHARES ISSUED TO NON-U.S. PERSONS MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING SUCH SHARES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.





                            SHARE PURCHASE AGREEMENT

                                     BETWEEN

                              PRIMIX SOLUTIONS INC.

                                       AND

                                  THE OWNERS OF
                                   PRIMANT AB

--------------------------------------------------------------------------------
                              MANNHEIMER SWARTLING

TABLE OF CONTENTS



                                                               PAGE

1. DEFINITIONS....................................................1

2. SALE AND PURCHASE OF SHARES....................................3

3. PURCHASE PRICE AND PAYMENT OF THE PURCHASE PRICE...............3

4. CONDITIONS PRECEDENT...........................................7

5. CLOSING........................................................8

6. REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS...............9

7. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...............19

8. COVENANTS.....................................................19

9. INDEMNIFICATION...............................................21

10. SPECIFIC INDEMNITIES.........................................23

11. RELATED AGREEMENTS...........................................23

12. MISCELLANEOUS................................................24

13. GOVERNING LAW AND ARBITRATION................................26


                            SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into as of the 28th day of May, 2000 by and between

Primix Solutions Inc., a company duly incorporated and organised under the laws of the state of Delaware, USA, having its principal office in Boston , MA, hereinafter called the "Purchaser",

and

the persons specified in SCHEDULE A, hereinafter jointly called the "Sellers".

WITNESSETH:

WHEREAS, the Sellers are the holders of all shares, numbered from 1 to 6,000, each having a par value of SEK 100, of the issued capital stock of Primant AB, a company duly incorporated and organised under the laws of Sweden, hereinafter called the "Company"; and

WHEREAS, the Sellers are desirous of selling to the Purchaser and the Purchaser is desirous of purchasing from the Sellers, subject to the terms and conditions contained herein, all of the above 6,000 shares.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein and in the Schedules hereto, the parties agree as follows:

1.   DEFINITIONS

In this Agreement, the following terms and expressions shall have the following meanings:

"AGREEMENT" means this Share Purchase Agreement by and between the Sellers and the Purchaser, as it may be amended from time to time.

"CLOSING" means the closing of the sale and purchase of the Shares pursuant to this Agreement.

"CLOSING DATE" means the day occurring three (3) business days after all of the conditions precedent set forth in Section 4 have been fulfilled.

"CLOSING STOCK PRICE" has the meaning set forth in Section 9.2.

"COMPANY" means Primant AB, reg no 556550-8826.

"TARSAP SHARES" means three hundred thousand (300,000) shares of the Purchaser's common stock to be paid to certain of the Sellers and employees as set forth in
Section 3.2

"FINANCIAL STATEMENTS" means the audited balance sheet and profit and loss account of the Company, the audited balance sheet and profit and loss account of the Subsidiary and the audited consolidated balance sheet and profit and loss account of the Company and the Subsidiary.

"GAAP" means the generally accepted accounting principles in Sweden.

"INTELLECTUAL PROPERTY" means patents, trademarks, registered designs, applications for any of the foregoing, copyrights, and registerable business names and any similar rights in any country, and all rights under licences and consents in relation to any of the foregoing.

"INTER-COMPANY RELATIONS" means any and all agreements, undertakings, arrangements or other relations between the Company and the Subsidiary on the one hand and any of the Sellers on the other hand.

"KNOW-HOW" means inventions, any information which is kept confidential by the Company or the Subsidiary, customer lists and other information relating to customers.

"LEASED PROPERTY" means all real property and premises that are being leased by the Company or the Subsidiary.

"LOSS" means any direct or indirect claims, losses, deficits, damages, costs, liabilities and expenses incurred by the Purchaser, the Company or the Subsidiary including, without limitation, settlement costs and any reasonable legal, accounting and other expenses for investigation or defending any actions or threatened actions.

"MATERIAL AGREEMENT" means each contract, agreement, commitment, lease, purchase order, sales order, proposal or other understanding, whether written or oral, involving rights or obligations in excess of an amount equivalent to SEK 400,000, and/or having a validity period of more than six (6) months.

"OPTIONS" means the options held by employees of the Company and entitling in aggregate to the subscription of 700 shares in the Company, each having a par value of SEK 100.

"OPTION SHARES" means 700 of the shares, numbered from 6,001 to 6,700, of the capital stock of the Company, each having a par value of SEK 100 issued through the conversion of the Options.

"PERSONAL PROPERTY" means all items of equipment and other tangible property and assets owned by the Company or the Subsidiary.

"PRINCIPALS" means Hans Moller, Peter Gynnerstedt and Per-Hakan Herdenberg

"PURCHASER" means Primix Solutions Inc.

"RESTRICTED SHARES" means 895,522 shares of the Purchaser's common stock pledged and restricted as set forth in Schedule 3.1.3.

"SELLERS" means the persons specified in Schedule A.

"SHARES" means all of the shares, numbered from 1 to 6,000, of the capital stock of the Company, each having a par value of SEK 100.

"SUBSIDIARY" means the wholly owned Danish company Primant A/S.

"WARRANTORS" means the Principals, Fata Morgana Holdings Ltd, Dolce Vida Holdings Ltd and Begonia Assets Holdings Inc.

Where any statement in this Agreement is qualified by the expression "to the best of the Sellers' knowledge" or any similar expression, it shall be deemed to include an additional statement that it has been made after reasonable and diligent enquiry within the Company and the Subsidiary.

2.    SALE AND PURCHASE OF SHARES

Upon the terms and subject to the conditions set forth in this Agreement, each of the Sellers shall sell and transfer full and unencumbered ownership to its part of the Shares as specified in SCHEDULE 2 to the Purchaser and the Purchaser shall purchase and accept full and unencumbered ownership of the Shares from the Sellers.

3.    PURCHASE PRICE AND PAYMENT OF THE PURCHASE PRICE

3.1   THE RESTRICTED SHARES

3.1.1 The fixed purchase price for the Shares shall be the Restricted Shares.

3.1.2 A document issued by Boston Equiserve L.P., the Purchaser's transfer agent, shall be delivered by the Purchaser, such document evidencing that the Restricted Shares have been issued in book entry form in the names of the respective Seller before 11.59 p.m. Swedish time on the Closing Date.

3.1.3 From and after the Closing Date and until such time as the Restricted Shares become vested in accordance with the "Vesting Schedule" set forth in SCHEDULE 3.1.3, none of the Restricted Shares issued at Closing to the Sellers shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered ("Transfer"), whether voluntarily or by operation of law. Any attempted disposition of Restricted Shares not in accordance with the terms and conditions of this
      Section 3.1.3 shall be null and void, and Purchaser shall not reflect on its records any change in record ownership of any Restricted Shares as a result of any such Transfer, shall otherwise refuse to recognise any such Transfer and shall not in any way give effect to any such Transfer of any Restricted Shares. Subject to the foregoing general provisions, Restricted Shares may be transferred pursuant to Section 3.1.5. Certificates representing any unvested Restricted Shares shall bear appropriate legends to the effect that such shares are subject to restrictions on transfer as stated herein.

3.1.4 In case any of the Principals should terminate his employment with the Company or the Company should terminate the employment of any of the Principals for cause, excluding termination for lack of work (Sw arbetsbrist) in accordance with the Employment Protection Act - lag (1982:80) om anstallningsskydd - (a "Termination Event"), the unvested Restricted Shares held or controlled by such departing Principal shall be subject to a right of Repurchase (as defined below). Upon the occurrence of a Termination Event of the Principal, the Purchaser or its assigns shall have the right and option to repurchase all or any portion of the unvested Restricted Shares held by the Principal or any Permitted Transferee (as defined in Section 3.1.5) as of the date of such Termination Event as provided below. The per share purchase price (the "Repurchase Price") of the unvested Restricted Shares subject to the Repurchase shall be the Closing Stock Price (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or the like). The purchase and sale arrangements contemplated by the preceding sentences of this Section 3.1.4 are referred to herein as the "Repurchase" and shall be subject to the terms and conditions set forth below:

      (i) CLOSING PROCEDURE. The Purchaser or its assigns shall effect the Repurchase (if so elected) by delivering or mailing to the Principal (and/or, if applicable, any Permitted Transferees) written notice within six (6) months after the Termination Event, specifying a date within such six-month period in which the Repurchase shall be effected. Upon such notification, the Principal and any Permitted Transferees shall promptly surrender to the Purchaser any certificates, if any, representing the unvested Restricted Shares being purchased, together with a duly executed stock power for the transfer of such unvested Restricted Shares to the Purchaser or the Purchaser's assignee or assignees or provide appropriate instruments of transfer of such unvested Restricted Shares to the Purchaser. Upon the Purchaser's or its assignee's receipt of the certificates or instruments of transfer from the Principal or any Permitted Transferees, the Purchaser or its assignee or assignees shall deliver to him or them a check for the Repurchase Price of the Restricted Shares being purchased, PROVIDED, HOWEVER, that the Purchaser may pay the Repurchase Price for such shares by offsetting and cancelling any indebtedness then owed by the Principal to the Purchaser. At such time, the Principal and/or any holder of the Restricted Shares shall deliver to the Purchaser the Restricted Shares so repurchased, free and clear of any liens or encumbrances, by delivery of certificates representing such shares together with duly executed stock powers or appropriate instruments of transfer, as applicable. Certificates representing any unvested Restricted Shares shall bear appropriate legends to the effect that such shares are subject to the right of Repurchase as stated herein.

      (ii) REMEDY. Without limitation of any other provision of this Agreement or other rights, in the event that the Principal, any Permitted Transferees or any other person or entity is required to sell the Principal's Restricted Shares pursuant to the provisions of this
            Section 3.1.4 and in the further event that he refuses or for any reason fails to deliver to the designated purchaser of such Restricted Shares the certificate or certificates evidencing such

            Restricted Shares together with a related stock power, such designated purchaser may deposit the Repurchase Price for such Restricted Shares with a bank designated by the Purchaser, or with the Purchaser's independent public accounting firm, as agent or trustee, or in escrow, for the Principal, any Permitted Transferees or other person or entity, to be held by such bank or accounting firm for the benefit of and for delivery to him, them or it, and/or, in its discretion, pay such purchase price by offsetting any indebtedness then owed by the Principal as provided above. Upon any such deposit and/or offset by the designated purchaser of such amount and upon notice to the person or entity who was required to sell the Restricted Shares to be sold pursuant to the provisions of this Section 3.1.4, such Restricted Shares shall at such time be deemed to have been sold, assigned, transferred and conveyed to such purchaser, the holder thereof shall have no further rights thereto (other than the right to withdraw the payment thereof held in escrow, if applicable), and the Purchaser shall record such transfer in its stock transfer book or in any appropriate manner.

      (iii) SALE OF THE PURCHASER. In the event of a Sale Event in which the Purchaser's assets or stock are acquired or exchanged solely for stock consideration, the provisions of this Agreement, including the Repurchase provisions and the vesting schedule set forth herein, shall remain applicable to the shares of such stock consideration received by the Principal and any Permitted Transferees. The Purchaser shall have the right, exercisable in its discretion in connection with any Sale Event or otherwise, to accelerate vesting of the Restricted Shares issued hereunder.

3.1.5 Notwithstanding Sections 3.1.3 and 3.1.4 hereof, the Sellers may Transfer Restricted Shares as set forth below:

      (i) TRANSFERS TO PERMITTED TRANSFEREES. The Sellers may Transfer any or all of the Restricted Shares to Permitted Transferees (as hereinafter defined); PROVIDED, HOWEVER, that such Permitted Transferee(s) shall, as a condition to any such Transfer, agree to be subject to the terms and conditions of this Section 3.1.3 and shall have delivered a written acknowledgement to that effect to Purchaser. As used herein a "Permitted Transferee" shall mean any of the following to whom such Seller may transfer Restricted Shares hereunder: the Seller's spouse, children (natural or adopted), stepchildren or a trust for their sole benefit of which the Grantor is the settlor; PROVIDED, HOWEVER, that any such trust does not require or permit distribution of any Shares during the term of this Agreement unless subject to its terms; and

      (ii) TRANSFERS UPON DEATH. Upon the death of a Seller or any Permitted Transferee the Restricted Shares may be transferred by operation of law to the estate, legal representatives, executors and administrators of such Seller or any such Permitted Transferee, and any unvested Restricted Shares shall immediately be vested excluding the right for the Purchaser to repurchase the Restricted Shares as set forth above.

3.1.6 ESCROW. In order to carry out the provisions of Section 3.1.4 of this Agreement more effectively, the Purchaser shall hold the Restricted Shares in escrow together with separate stock powers executed by the Principal in blank for transfer, and any Permitted Transferee shall, as an additional condition to any transfer of Shares, execute a like stock power as to such Shares. The Purchaser shall not dispose of the Restricted Shares except as otherwise provided in this Agreement. In the event of any Repurchase, the Purchaser is hereby authorised by the Principal and any Permitted Transferee, as the Principal's and each such Permitted Transferee's attorney-in-fact, to date and complete the stock powers necessary for the transfer of the Restricted Shares being purchased and to transfer such Shares in accordance with the terms hereof. At such time as any Restricted Shares become vested in accordance with Schedule 3.1.3, the Purchaser shall, at the written request of the Principal, deliver to the Principal (or the relevant Permitted Transferee) a certificate representing the Vested Shares with the balance of the Shares to be held in escrow pursuant to this Section 3.1.6.

3.1.7 In the event any of the Principal's employment is terminated by the Company other than as a result of a Termination Event, such Principal's unvested Restricted Shares shall immediately be vested excluding the right for the Purchaser to repurchase the Restricted Shares as set forth above.

3.2   THE TARSAP SHARES

3.2.1 The Purchaser shall issue to certain of the Sellers and employees named on
      SCHEDULE 3.2.1 (a) the TARSAP Shares under the conditions set forth in
      SCHEDULE 3.2.1 (b) AND pursuant to a Restricted Stock Agreement in substantially the form attached hereto as SCHEDULE 3.2.1 (c).

3.3   LEGENDS

      Any certificate(s) representing the Restricted Shares and the TARSAP Shares shall carry substantially the following legend:

      "THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING REPURCHASE AND RESTRICTIONS AGAINST TRANSFERS) CONTAINED IN A CERTAIN SHARE PURCHASE AGREEMENT AND/OR A CERTAIN RESTRICTED STOCK AGREEMENT BETWEEN THE CORPORATION AND THE HOLDER OF THIS CERTIFICATE (A COPY OF WHICH IS AVAILABLE AT THE OFFICES OF THE CORPORATION FOR EXAMINATION).

      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION FROM REGISTRATION.

      THE SHARES OF ACQUIROR STOCK ISSUED TO NON-U.S. PERSONS MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING SUCH SHARES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT."

4.    CONDITIONS PRECEDENT

4.1 The validity of this Agreement is conditioned upon the fulfilment of any or each of the following:

      (i) THAT the related agreements set forth in Section 11 have been entered into

      (ii) THAT the employment agreement with certain managers have been amended to correspond to the managers' actual positions attached as
            SCHEDULE 4.1(ii);

      (iii) THAT the Sellers have terminated, or have caused the Company and the Subsidiary to terminate, all Inter-company Relations and arranged for the release of all other inter-company guarantees, liabilities and obligations between the Sellers and the Company and the Subsidiary;

      (iv) THAT the Company has provided a plan of action to obtain written agreements from each of its customers, such plan of action being subject to the prior approval by the Purchaser;

      (v) THAT the holders of the Options and the Purchaser have entered into agreements obligating all of the holders of the Options to convert all seven hundred (700) options under the option schemes existing in the Company to the Option Shares and that each of the employees holding Option Shares shall be obligated to exchange such shares for shares in the Purchaser on the terms set forth in SCHEDULE 4.1((v));

      (vi) THAT the Sellers shall have held an extra-ordinary general meeting deciding inter alia to accelerate the possible time of converting the Options to Option Shares so to enable the holders of the Options to convert these to shares immediately after the signing of this Agreement and further that all decisions taken at such general meeting have been duly registered with the Swedish Patent and Registration Office ("PRO");

      (vii) the Sellers have demonstrated that any shareholders' agreement or similar agreement between the Sellers and or any third party affecting the ownership or voting of the Shares or the business of the Company or the Subsidiary has been terminated;

      (viii) the parties have complied with all regulatory requirements, obtained all necessary corporate, governmental and third party approvals, received all relevant opinions and certificates, and related documents will have been executed and delivered by all relevant parties; and

      (ix) the board of directors of the Purchaser has accepted the terms and conditions of the Agreement.

4.2 Both the Purchaser and the Sellers shall use their best efforts to safeguard the fulfilment of the conditions precedent set forth in Section
      4.1 above

4.3 If Closing has not occurred by July 1, 2000, due to the non-fulfilment of the conditions described in Section 4.1 above, this Agreement shall, upon the expiry of the said period, and provided that the parties do not agree otherwise in writing, terminate and become null and void without any party having any liability towards the other, provided, however, that if the Closing has not duly occurred by reason of either party's breach of its obligations hereunder, the non-defaulting party may terminate the Agreement and such termination shall be without prejudice to the rights of the non-defaulting party to recover damages and/or, in its discretion to obtain, any other available remedies, such as specific performance.

5.    CLOSING

The Closing shall take place on the Closing Date at the offices of Mannheimer Swartling in Malmo, Sweden. At the Closing, each party shall do or procure to be done all acts necessary in order to consummate the transactions contemplated by this Agreement including, but not limited to, the following:

(a) The Sellers shall deliver to the Purchaser the share certificates evidencing the Shares, duly endorsed in favour of the Purchaser and shall submit the share ledger of the Company evidencing that the Purchaser has been entered as the rightful owner of the Shares therein;

(b) The Sellers shall demonstrate that (i) a shareholders' meeting has been held at which, INTER ALIA IT WAS RESOLVED that the possible time of converting the Options to Option Shares has been accelerated enabling the holders of the Options to convert these to shares and (ii) that all decisions taken at such general meeting have been duly registered with PRO; and

(c) The Sellers shall procure that a shareholders' meeting is held at which, inter alia it is resolved THAT the directors of the Company and the Subsidiary listed on SCHEDULE 5 (b) shall be removed from office without such directors having any claims for compensation of any kind on the Company, the Subsidiary, or the Purchaser, and that the individuals nominated by the Purchaser are appointed directors of the Company and the Subsidiary.

(d) The Purchaser shall deliver a document issued by Boston Equiserve L.P., such document evidencing that the Restricted Shares have been issued in book entry form in the names of the respective Seller.


6.    REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

The Warrantors jointly and severally represent and warrant that on and as of the Closing Date that:

CORPORATE

6.1 Each of the Sellers which is not an individual has full corporate power and authority, and each of the Sellers who is an individual has the legal capacity, to execute and deliver this Agreement and each other document or instrument delivered in connection herewith and to consummate the transactions contemplated hereby.

6.2 Any documents or instruments executed by any Seller in connection with this Agreement have been duly authorised and constitute binding obligations of, and are enforceable against, such Seller in accordance with their respective terms.

6.3 The execution of this Agreement or any documents or instruments executed in connection therewith, the consummation of the transactions provided for herein and the fulfilment of the terms hereof will not violate or result in a breach of any judgement decree or order of any court or governmental body, or applicable law or the Articles of Association of the Company.

6.4 The Shares constitute the entire issued capital stock of the Company and are legally and validly issued and fully paid. Each of the Sellers lawfully owns its part of the Shares, free and clear of any liens, claims, options and restrictions whatsoever. Each of the Sellers has good and transferable title to its part of the Shares and has the absolute right, power and capacity to sell, assign and deliver such part of the Shares to the Purchaser in accordance with the terms of this Agreement, free and clear of all liens, claims, options and restrictions whatsoever. Each of the Sellers further represents and warrants that no officer, director or affiliate of the Purchaser has a direct or indirect interest in the ownership or control of the Shares held by such Seller.

6.5 The Company and the Subsidiary are duly organised and validly existing under the laws of the country of domicile and have full corporate power and all necessary licences, permits and authorisations to carry on their business as now conducted and to own, lease and operate the assets and properties used in connection therewith.

6.6 Copies of the Company's and the Subsidiary's Articles of Association, certificate of registration and share register are enclosed as SCHEDULE 6.6, which copies are true and complete and fully and completely set forth all actions taken and/or required to be recorded therein. The Company has not granted any outstanding power of attorney to any third person. The corporate record books of the Company accurately record all corporate action taken by its stockholders and board of directors and committees. The copies of the corporate records of the Company have been provided to counsel to the Purchaser for review, are true and complete copies of the originals of such documents. The Company has provided true and correct copies of all documents referred to in this Section or in the Schedules delivered to counsel to the Purchaser pursuant to this Agreement.

FINANCIAL

6.7 Except for the Subsidiary, which is owned to 100 per cent by the Company lawfully and free and clear of any liens, claims, options and restrictions whatsoever and to which the representations and warranties contained in this Article 6 shall apply, the Company has no other subsidiaries and does not own any interest, directly or indirectly, in any corporation or partnership and does not have any branch office in any country.

6.8 Annexed hereto as SCHEDULE 6.8 are the consolidated Financial Statements of the Company and the Subsidiary for the financial years ended on April 30, 1999 and on April 30, 2000.

      The foregoing Financial Statements:

      (a) give a true and fair view of the financial position and results of the operations of the Company and the Subsidiary as of said dates and for said periods and have been prepared from and in accordance with the books and records of the Company and the Subsidiary;

      (b) are in conformity with law and Swedish GAAP, applied on a basis consistent with that of preceding periods; and

      (c) contain and reflect such reserves as were necessary and required by the laws, principles and rules referred to under (b) above to be reflected in such statements as of said dates for all liabilities - actual, contingent or accrued - and for all reasonably anticipated losses and costs (in excess of expected receipts) and for all warranty claims, discounts or refunds with respect to services and/or products already rendered or sold, such reserves being based upon events or circumstances in existence or likely to occur in the future with respect to any contracts or commitments of the Company or the Subsidiary.

6.9 All of the Company's and the Subsidiary's losses carried forward have been listed in SCHEDULE 6.9. The losses carried forward are valid and can be utilised for tax deduction purposes as set forth in Schedule 6.9.

6.10 Neither the Company nor the Subsidiary has received or will receive any conditional shareholders' contributions.

6.11 Neither the Company nor the Subsidiary has pledged any assets, have any commitments or contingent liabilities in excess of the pledges, commitments and contingent liabilities disclosed in SCHEDULE 6.11, and the Company and the Subsidiary have full and exclusive title to all assets in the balance sheets of the Company and the Subsidiary, and the assets are not the subject of any encumbrances or restrictions of whatever nature except as stated in Schedule 6.11.

6.12 The activities of the Company and the Subsidiary during the period from April 30, 2000 to the date hereof have been conducted in the ordinary course of business with a view to maintaining their respective businesses as a going concern and there has not occurred or arisen since April 30, 2000 with respect to either of the Company or the Subsidiary:

      (a) any material adverse change in their financial conditions or in the operations of their respective businesses; or

      (b) any obligations, commitments or liabilities, liquidated or unliquidated, contingent or otherwise, except obligations, commitments and liabilities arising in the ordinary course of business and which are not material in relation to their respective businesses; or

      (c) any amendment or termination, or any agreement to amend or terminate any Material Agreement, save in the ordinary course of business; or

      (d) any extraordinary event or any extraordinary loss suffered or any waiver of any debts, claims, rights under any Material Agreement, or other rights representing a value in excess of SEK 100,000; or

      (e) any damage, destruction, or loss or any other event or condition, whether covered by insurance or not, materially and adversely affecting their respective properties and businesses representing loss to property in the aggregate in excess of SEK 100,000; or

      (f) any sale, assignment, transfer, pledge, lease or other disposal of any individual asset with a value in excess of SEK 100,000; or

      (g) any increase in the rates of compensation (including bonuses) payable or to become payable to any officer, employee, agent, independent contractor or consultant other than increases made in the ordinary course of business (which increases have not exceeded in the aggregate five per cent of all amounts so payable as of 31 March 2000), or acceleration in the rate at which any such compensation accrues; or

      (h)   any change or accounting methods, principles or practices; or

      (i) any investment in fixed assets that exceed individually SEK 100,000 or in the aggregate SEK 250,000; or

      (j)   any transaction other than in the ordinary course of business;

            and neither the Company nor the Subsidiary has agreed or arranged to do any of the foregoing.

6.13 Except as provided for in the 1998/99 Financial Statements, no dividends or interim dividends have been declared or paid by the Company or the Subsidiary since the formation thereof. All dividends declared have been paid prior to April 30, 2000.

6.14 All accounts receivable of whatsoever nature appearing in the accounts of the Company and the Subsidiary are fully collectible and will be fully paid up to the book value on the date each accounts receivable falls due.

6.15 The budgets and forecasted result for the Company and the Subsidiary for the period from January 1, 2000 to December 31, 2001, SCHEDULE 6.15, have been prepared with all reasonable care and there is no reason to assume that the budgets and forecasted result of the Company and the Subsidiary are not accurate.

PROPERTY AND ASSETS

6.16 No Leased Property, including installations and improvements thereon, owned, leased or occupied by the Company or the Subsidiary, is the subject of any official complaint or notice of violation of any applicable zoning, building or environmental protection code, and no such violation is known to exist; there is no zoning, building or environmental protection code or any other restrictions of whatever nature in regard of use or occupancy, which is likely to preclude or impair the use and occupancy of that Leased Property, including installations and improvements thereon, after the Closing Date for the purposes for which they are presently used.

6.17 All Personal Property of the Company and the Subsidiary are usable to the benefit of their respective businesses and are in good physical repair and condition, ordinary wear and tear excepted.

6.18 All liquid assets such as, but not limited to, bank accounts and cash are upon Closing available free and clear of any restriction or condition and without withholding or deduction for any taxes or other charges.

6.19 All assets, properties and rights, whether or not recorded on the books of the Company or the Subsidiary, that heretofore have been used in the Company's and the Subsidiary's respective businesses, have been included in the transfer to the Purchaser under the terms of this Agreement.

ENVIRONMENTAL

6.20 The Company's and the Subsidiary's operations at any time have been carried out in full compliance with any approvals, permits and consent as well as any applicable environmental laws.

6.21 All registrations and other information required to be provided by the Company or the Subsidiary and all records and data required to be maintained by the Company or the Subsidiary in accordance with any environmental laws and any approvals, permits and consent has been provided and maintained.

AGREEMENTS

6.22 Except for those listed on SCHEDULE 6.22 hereto, the Company and the Subsidiary do not have any Material Agreements. The Company and the Subsidiary have performed or have taken all action reasonably necessary to enable them to perform when due all obligations under such Material Agreements. Except as disclosed in Schedule 6.22, the execution of this Agreement, the consummation of the transactions provided for herein, and the fulfilment of the terms hereof will not result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with any agreement to which the Sellers, the Company or the Subsidiary is a party or by which either of them is bound, and, to the best of the Sellers' knowledge, no such third party intends to terminate any such Material Agreement. No such Material Agreement is impaired or in jeopardy of cancellation for any other reason.

6.23  NO DEFAULT. Neither the Company nor the Subsidiary is

      (i) in default under any provision of any contract, commitment, agreement, letter of intent, lease or service arrangement to which any of them is a party or by which any of them is bound, which default would materially adversely affect their respective businesses, properties or condition, financial or otherwise, and no event has occurred which - but for the passage of time or giving of notice - would constitute such a default;

      (ii) a party to or bound by any contract, commitment, agreement, lease, service arrangement, order or letter of intent not made in the ordinary course of their respective businesses;

      (iii) a party to any contract containing provisions for material price redeterminations or price revision, or

      (iv) a party to any contract containing any terms or conditions not consistent with fair market terms, conditions and prices.

6.24 PRICING. Prices and payment terms on all contracts, bids and sales order (order backlog) and purchase orders of the Company and the Subsidiary which are presently outstanding have been entered into by the Company and the Subsidiary on a basis consistent with their prior practice with respect to profits and profit margins which were estimated substantially in accordance with their prior practice.

6.25 WARRANTIES. The Company and the Subsidiary have not granted or offered any other warranties for services provided than as disclosed in SCHEDULE 6.25, and no warranty costs will be incurred in excess of the reserve therefor.

U.S. SECURITIES LAW REPRESENTATIONS AND COVENANTS

6.26  With respect to U.S. Securities Law

      (i) Each Seller is a non-U.S. person ("Non-U.S. Person") within the meaning of Regulation S of the Securities Act of 1933, as amended (the "Securities Act"), represents that he or it is not acquiring the Restricted Shares or TARSAP Shares issuable hereunder for the account or benefit of any U.S. person;

      (ii) Each Seller agrees to: (i) transfer the Restricted Shares or TARSAP Shares issued hereunder only in accordance with the provisions of Regulation S promulgated under the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration; and (ii) not to engage in hedging transactions with regard to the Restricted Shares and TARSAP Shares unless in compliance with the Securities Act; and

      (iii) The Purchaser hereby covenants not to register any transfer of the Restricted Shares or TARSAP Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

INTELLECTUAL PROPERTY AND KNOW-HOW

6.27  With respect to Intellectual Property and Know-How:

      (i) All Intellectual Property which are used in, or are necessary for, the business of the Company or the Subsidiary, whether registered or not, are owned by or licensed to the Company or the Subsidiary as described in SCHEDULE 6.27 ((i)) indicating ownership or license rights and are not subject to any liens or encumbrances.

      (ii) Neither the Sellers nor the Company or the Subsidiary has any notice of any infringement by any third party of any Intellectual Property owned by or licensed to the Company or the Subsidiary.

      (iii) The registrations of all registered Intellectual Property are in force and the renewal fees for all such registrations have heretofore been paid.

      (iv) There has not been presented to the Company or the Subsidiary any claim, whether for infringement, damages or otherwise, made by any third party which relates to the use of Intellectual Property or Know-How by the Company or the Subsidiary.

      (v) Neither the Company nor the Subsidiary is in breach of any license or other agreement relating to the Intellectual Property or Know-How.

      (vi) Neither the Company nor the Subsidiary has granted, or is obliged to grant, any license or assignment in respect of any Intellectual Property or Know-How owned or used by it, or is obliged to disclose any Intellectual Property or Know-How to any person, other than to the Company or the Subsidiary, as the case may be.

      (vii) The Company and the Subsidiary fully own, in addition to the Intellectual Property above, all other Know-How used in the businesses of the Company and the Subsidiary, and no payments have to be made to third parties therefor, and no third party has any licence to use the same, except as stated in Schedule 6.27.

      (viii) The Company has required all professional and technical employees, and other employees having access to valuable non-public information of the Company, to execute agreements under which such employees are required to convey to the Company ownership of all inventions and developments conceived or created by them in the course of their employment and to maintain the confidentiality of all such information of the Company. The Company has not made any such information available to any person other than employees of Company except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof. The Company has required all independent contractors who performed work on or relating to the Company's products, services or Intellectual Property or Know-How to execute agreements under which such employees are required to convey to the Company ownership of all inventions and developments conceived or created by them in the course of their work for the Company. The Company has no knowledge of any infringement by others of any Intellectual Property rights of the Company.

      (ix) To the Sellers' knowledge, the Company is not making unauthorised use of any confidential information or trade secrets of any person, including without limitation, any former employer of any past or present employee of Company. Neither the Company nor, to the Sellers' knowledge, any of its employees have any agreements or arrangements with any persons other than the Company related to confidential information or trade secrets of such persons or restricting any such employee's ability to engage in business activities of any nature. The activities of the Company's employees on behalf of the Company do not violate any such agreements or arrangements known to the Company.

      (x) To the Sellers' knowledge, the present and contemplated business, activities and products of the Company do not infringe any Intellectual Property of any other person.

BUSINESS

6.28 The Company and the Subsidiary have conducted their respective businesses at all times in accordance with and have complied with applicable national and local laws relating to their respective operations and businesses, and are not a party to or subject to any judgement, decree or order entered in any suit or proceeding brought by any governmental agency or authority or any other person or party enjoining or otherwise restraining or restricting the Company or the Subsidiary with respect to any business activity or practice in the conduct of business which is related to necessary or incidental to the businesses conducted by them and will not be, in respect of circumstances, existing before or upon Closing Date or related thereto; there is no controversy or investigation pending or threatened with respect to the Company's or the Subsidiary's respective businesses by any governmental agency or authority or any other person or party.

6.29 The Company and the Subsidiary are not and will not be liable, due to circumstances existing before or upon Closing Date or related thereto, to compensate for damages caused to the environment, or third parties by products sold or otherwise in excess of what has been provided for in the accounts.

6.30 Annexed hereto as SCHEDULE 6.30 is a schedule of insurance. Said schedule contains a brief description of all insurance policies presently in force naming the Company and the Subsidiary as assured. The Company and the Subsidiary maintain policies of fire, product and general liability, use and occupancy and other forms of insurance with reputable and sound insurers covering its properties and assets in amounts and against such losses and risks as are generally maintained for comparable business and properties, and valid policies for such insurance are now and will be outstanding and duly in force on the Closing Date and for 30 days thereafter.

6.31 All documents of the Company and the Subsidiary such as, but not limited to, stock ledgers, minutes of the Board of Directors' meetings and shareholders' meetings, contracts, commitments, permits and licences exist and are safely kept and are correct, and all registrations and applications related thereto have been fulfilled, and all applicable fees have been paid.

6.32 The Sellers have informed the Purchaser in writing of all matters and circumstances that may materially affect the businesses of the Company and the Subsidiary and the financial results thereof.

OFFICERS AND EMPLOYEES

6.33 In SCHEDULE 6.33 are shown the names and salaries and other benefits of all key employees of the Company and the Subsidiary.

6.34 There is no cause to assume that any key employee of the Company or the Subsidiary will leave his/her employment.

6.35 There are no collective bargaining agreements or deferred compensation agreements, pension, profit sharing, severance pay or retirement plans, agreements or arrangements presently in force with respect to any of the employees or former employees other than as set forth in SCHEDULE 6.35 attached hereto. Full reservations have been made in the Financial Statements for all present and/or future liabilities in respect of pensions and other payments related to compensations to be paid to employees. There is no cause to assume that any labour strike or other work force disturbance will occur in the Company or the Subsidiary.

6.36 Except as set forth on SCHEDULE 6.36 attached hereto, the Company does not maintain and has never maintained an employee benefit plan which is subject to any governmental regulations or oversight. Except as set forth in SCHEDULE 6.36, the Company has no other stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, or other employee benefit plans, agreements, or arrangements. True and correct copies of all plans and arrangements set forth on SCHEDULE 6.36 have been provided to Buyer. For purposes of this Section 6.36, an entity "maintains" an employee benefit plan if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such employee benefit plan, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such employee benefit plan, or if such employee benefit plan provides benefits to or otherwise covers employees of such entity, or their spouses, dependants or beneficiaries.

6.37 Neither the Sellers nor the Company or the Subsidiary, or any relatives of any of the foregoing owns, directly or indirectly, individually or collectively, any interest in any corporation, company, partnership, entity or organisation which is in a business similar or competitive to the businesses of the Company and the Subsidiary or which has any existing undisclosed contractual relationship with the Company or the Subsidiary.

6.38 Annexed hereto as SCHEDULE 6.38 is a list of all employees, together with a list of all other persons being authorised to sign for the Company and/or the Subsidiary, including all persons authorised to operate any bank accounts and safe deposits. Schedule 6.38 also includes those employees holding credit cards for the Company or Subsidiary.

6.39 The Sellers and the members of the Board of Directors of the Company and the Subsidiary have no claims for compensation of any nature whatsoever.

6.40 Neither the Company nor the Subsidiary has violated any labour legislation, regulation or agreement in any relevant jurisdiction including the Swedish "lagen (1976:580) om medbestammande i arbetslivet"
      (MBL).

LITIGATION AND INVESTIGATIONS

6.41 Neither the Company nor the Subsidiary has been served with any law suit or notice to arbitrate, and there is no suit, administrative, arbitration or other legal proceedings pending or threatened against them, their businesses, properties or assets, and there is no such suit or proceedings pending or threatened by the Company or the Subsidiary against any person or party.

TAXES AND OTHER CHARGES

6.42  With respect to taxes and other charges:

      (i) All necessary tax and other returns and reports required to be filed prior to the Closing Date by the Company or the Subsidiary have been duly filed with the appropriate authorities and are true and correct;

      (ii) All tax assessed or due by the Company or the Subsidiary on or before the Closing Date has, where applicable, been fully paid, or full reserve therefor has been made on the books;

      (iii) No deficiency in tax payment or any additional assessment of tax in respect of the period up to and including the Closing Date, will be claimed or made by any tax authority for any year or part thereof in respect of the Company or the Subsidiary, not provided for in the audited balance sheet dated April 30, 2000 included as part of the Financial Statements;

      (iv) All amounts required to be paid by the Company or the Subsidiary for the purpose of social security, insurance, pensions and the like have been duly and punctually paid and all amounts required to be deducted from moneys paid to employees for the purposes of social security, insurance, pensions and the like have been deducted and have been accounted for to the appropriate authority or person, and there is no dispute on any issue in respect of any of the foregoing;

      (v) There are no tax audits currently pending nor has there been any tax audits conducted at any time with respect to the Company or the Subsidiary; and

      (vi) Full reserves or provisions have been made in the books for all liabilities in respect of pensions to be paid to employees or former employees of the Company or the Subsidiary.

6.43 SCHEDULE 6.43 attached hereto sets forth each customer (whether pursuant to a commission, royalty or other arrangement) which accounts for more than 10% of the sales of the Company for the twelve (12) months ended April 30, 2000 (collectively, the "Customers"). The relationships of the Company with its Customers are good commercial working relationships. No Customer has cancelled, materially modified, or otherwise terminated its relationship with the Company, or has during the last twelve months decreased materially its usage or purchase of the services or products of the Company, nor to the knowledge of Company, does any Customer have any plan or intention to do any of the foregoing.

INFORMATION

6.44 No representation or warranty herein, and no document heretofore or hereafter provided to the Purchaser by or on behalf of the Sellers or the Company, contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

6.45 Neither the Sellers nor, to the best of the Sellers' knowledge, any of the Company or the Subsidiary is aware of any facts or circumstances relating to the affairs of the Company or the Subsidiary which have not been disclosed might reasonably have been expected to influence the decision of the Purchaser to purchase the Shares on the terms contained in this Agreement.

6.46 All original copies and other relevant documentation relating to the agreements entered into by the Company or the Subsidiary, including historical records, are true, accurate and complete in all respects and kept in good order and are in the direct or indirect possession of the Company or the Subsidiary.

The warranties and representations given above shall be separate and independent.

No representation or warranty of the Sellers set forth in this Agreement shall be deemed waived or otherwise affected by any commercial or financial analysis, or any inquiry or investigation which the Purchaser, its advisors, auditors or representatives may make with respect to the Company or the Subsidiary or their respective businesses and accordingly the Purchaser's or its advisors', auditors' or representatives' actual knowledge shall in no way affect the validity or enforceability of the representations and warranties.

7.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants that it is duly organised and validly existing as a corporation under the laws of the State of Delaware, USA, that it has all requisite corporate power to enter into this Agreement and each other document or instrument delivered concurrently herewith or pursuant hereto, that it has taken all actions required by law, its Articles of Incorporation or otherwise to authorise the entering into of this Agreement and such documents and instruments and the consummation of all transactions contemplated hereby.
Schedule 7 attached hereto contains certain information regarding the Purchaser's operating statistics and financial conditions.

8.    COVENANTS

8.1   PUBLICITY

No announcement concerning the transaction contemplated by this Agreement or any matter ancillary thereto shall be made by either party hereto, without the prior written consent of the other party, provided that nothing herein shall prevent either party from making, in consultation with the other party, any announcement or filing required by law, regulations or by the rules and regulations of any stock exchange on which it is listed.

8.2   DISCHARGE OF DIRECTOR LIABILITY

The Purchaser shall, provided that the auditors so recommend, discharge or procure the discharge of all directors of the Company and the Subsidiary in office immediately prior to Closing from their personal liability for the period from May 1, 2000 to the Closing on the next annual general meetings in the Company and the Subsidiary, which discharges shall not in any way limit or restrict or be construed to limit or restrict the Purchaser's rights against the Sellers under this Agreement.

8.3   NON-COMPETITION

From the Closing Date and for a period of three (3) years thereafter, the Warrantors agree not to engage, directly or indirectly, in any part of the world where the Purchaser, the Company or the Subsidiary carries out business activities in any business which, directly or indirectly competes with the business activities presently or in the future carried out by, engaged in or actively planned by the Purchaser, the Company or the Subsidiary. In case of any breach against the foregoing undertaking by any of the Warrantors, the Warrantors shall, in addition to any other relief that may be available to the Purchaser, jointly and severally pay to the Purchaser the actual damage resulting from such breach but in no case an amount being less than SEK one million for each claim, regardless of the Warrantors' income and cost connected therewith. The period of validity of this Section 8.3 as set forth above shall immediately lapse for the Principal in question should such Principal's employment be terminated other than as a result of a Termination Event.

8.4   EXECUTION OF THE RESTRICTED STOCK AGREEMENTS

The Warrantors undertake to see to it that Restricted Stock Agreements are executed by all the persons specified in Schedule 3.2.1 as soon as possible (but in any event no later than the fifth (5th) business day after the Closing Date).

8.5   NON-SOLICITATION

From the date hereof and for a period of three (3) years after the Closing Date the Warrantors undertake to refrain from offering or negotiating employment with any of the employees of the Purchaser, the Company or the Subsidiary without the prior written consent of the Purchaser. The Warrantors further undertake not to in any way solicit any customers of the Purchaser, the Company or the Subsidiary. In case of any breach against the foregoing undertaking by any of the Warrantors, the Warrantors shall, in addition to any other relief that may be available to the Purchaser, jointly and severally pay to the Purchaser the actual damage resulting from such breach but in no case an amount being less than SEK one million for each claim, regardless of the Sellers' income and cost connected therewith.

8.6   REGISTRATION OF RESTRICTED SHARES AND TARSAP SHARES

The Restricted Shares and TARSAP Shares to be issued hereunder will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 4(2) thereof and/or Regulation D promulgated thereunder and/or pursuant to Regulation S promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other laws or pursuant to an exemption therefrom. The certificates issued by the Purchaser with respect to Restricted Shares or TARSAP Shares issued hereunder shall be legended to the effect described above and shall include such additional legends as necessary to comply with applicable U.S. Federal securities laws and state Blue Sky laws. The Purchaser shall prepare and file on or before November 1, 2000 a registration statement with the Securities and Exchange Commission (the "SEC") covering the resale of all Restricted Shares and TARSAP Shares which may vest on or prior to the first anniversary of the Closing Date and the Purchaser shall use commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable after filing and to keep such registration statement effective until the first anniversary of the Closing Date. Purchaser's obligation in the preceding sentence to file the registration statement within 30 business days is subject to the condition that the Sellers provide Purchaser promptly, but in no event more than ten business days after the proposed filing date, all information relating to them for inclusion in the Registration Statement as reasonably requested by Purchaser. The Purchaser may postpone the filing of any registration statement required hereunder for a reasonable period of time, not to exceed ninety (90) days in the aggregate, during any twelve-month period, if the Purchaser's Board of Directors determines reasonably and in good faith it would be seriously detrimental to the Purchaser and its stockholders for such registration to be effected at such time. Each Seller agrees that upon notice from the Purchaser that a registration statement filed in accordance with this Section 8.5 contains an untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Seller shall discontinue any further disposition of Restricted Shares or TARSAP Shares pursuant to such registration statement until such time as the Purchaser is able to take reasonable action to rectify such situation; PROVIDED that any action which the Purchaser's Board of Directors determines reasonably and in good faith would be seriously detrimental to the Purchaser and its stockholders shall not be deemed to be reasonable for such purpose.

9.    INDEMNIFICATION

9.1   INDEMNIFICATION BY THE WARRANTORS

Subject to the following provisions of this Article 9, the Warrantors shall be jointly and severally liable and shall indemnify and hold the Purchaser harmless from and against all Losses arising out of misrepresentation, breach of warranty or failure to perform a covenant or any other breach of this Agreement on the part of the Warrantors. The Warrantors shall be responsible for the full amount of any Loss notwithstanding the fact that they have not been the actual owners of all of the capital stock of the Company.

9.2   COMPENSATION FOR LOSSES

Compensation for Losses shall at the discretion of the Purchaser be paid to the Purchaser, the Company or the Subsidiary insofar as the Company or the Subsidiary is affected by the misrepresentation, breach of warranty or covenant. Without prejudice to any right granted to the parties herein, compensation for Losses, as defined, shall be considered a reduction of the Purchase Price. In respect of a Loss resulting from a breach of a covenant, the Loss shall primarily be indemnified by a remedy of the Loss by the Warrantors, or, if the Purchaser so elects, by the Warrantors' payment of compensation. The Warrantors shall be entitled but not obligated to pay, instead of in cash, any Losses through repayment of Restricted Shares or TARSAP Shares, whereby the value of each such share shall be determined to a price equal to the average closing price of a share of the Purchaser's Common Stock as quoted on the Nasdaq National Market for the 10-day period ending three business days prior to the Closing Date (the "Closing Stock Price").

9.3   RIGHT TO SET-OFF

For the avoidance of any doubt it is hereby clarified that the Purchaser shall be entitled to set off any claims under this Section 9 or under Section 10 against the unvested Restricted Shares.

9.4   LIMITATION OF INDEMNIFICATION

(a) The liability of the Warrantors under this Article 9 shall remain valid until February 28, 2002. If a claim, loss, damage, liability or expense has occurred before such date but the amount thereof cannot be quantified, the Purchaser may claim compensation, provided that the claim is made before February 28, 2002 and a quantified claim is made as soon as information is available of the amount.

(b) Irrespective of the time limits above the Purchaser may, after February 28, 2002, claim compensation for

      (1) damages to the environment pursuant to Sections 6.20-6.21,
      (2) claims regarding product liability pursuant to Section 6.29,
      (3) taxes, social charges and other liabilities pursuant to Section 6.41,
      (4) breach of the warranties in Sections 6.1-6.5.

      Claims in the first and second case may be made until the claims for damages have become barred by statute. Compensation for taxes and social charges may be made within three months from the date such taxes and social charges have been finally and irrevocably determined. For breach of the warranties in Sections 6.1-6.5 no time limit shall exist.

(c)   The Purchaser shall only be indemnified under the provisions of this
      Article 9 if the aggregate amount of such Losses equals or exceeds an amount of USD fifty thousand ($50,000); provided, however, that in the event the Loss equals or exceeds the said amount, the Purchaser without prejudice to Section 9.5, is entitled to be indemnified for the full amount of the Loss. Notwithstanding anything to the contrary, the Sellers' total liability according to this Section 9 shall never exceed an amount corresponding to the Closing Stock Price multiplied by the number of Restricted Shares (895,522). The limitation in this Sub-section (c) shall not apply to compensation for breach of any of the warranties in Sections 6.1-6.5 or any of the covenants of Section 8.

(d) Any claim of the Purchaser shall - if the loss is actually tax deductible for such party, for the Company or the Subsidiary or decrease taxable income for the Purchaser, the Company or the Subsidiary - be reduced accordingly, provided that such tax deduction can be utilised by the Purchaser, the Company or the Subsidiary.

9.5   NOTIFICATION

In the event that the Purchaser shall demand indemnification hereunder, the Purchaser shall notify the Warrantors without undue delay, but the Purchaser's failure to do so shall in no event preclude the Purchaser from receiving indemnification from the Sellers hereunder.

9.6   TRANSFER OF ACCOUNTS RECEIVABLE

In the event any of the accounts receivable of the Company or the Subsidiary exceeding SEK one hundred thousand (100,000) are not collected within one hundred and eighty (180) days of the Closing Date, the Purchaser shall be entitled to assign or cause to be assigned to the Warrantors all rights, claims, actions or causes of action which the Company or the Subsidiary may have relating to such unpaid receivable. The Purchaser, the Company or the Subsidiary shall in case of such assignment receive the full outstanding amount including any interest accrued.

9.7   CLAIMS

In the event of any claim being made against the Warrantors, the Warrantors undertake not to make any claim against the Company or the Subsidiary, or against any director or employee of the Company or the Subsidiary, on which the Warrantors may have relied when entering into the Agreement.

10.   SPECIFIC INDEMNITIES

10.1 Notwithstanding any knowledge of the Purchaser, the Warrantors hereby agree to indemnify and hold the Purchaser harmless from any and all tax liabilities for the Company or the Purchaser related to the option schemes adopted in the Company, with the exclusion of any tax liabilities referable to the fact that the Options have been accelerated.

10.2 The Warrantors hereby agree to indemnify and hold the Purchaser harmless from any and all costs and damages related to the fact that the employment agreements of certain of the management cannot be effectuated due to the fact that no further subsidiaries will be established as foreseen in the employment agreements.

10.3 Sections 10.1 and 10.2 shall apply without regard to restrictions on indemnification set forth in Section 9.


11.   RELATED AGREEMENTS

11.1 The Company and Hans Moller have entered into the employment agreement attached hereto as SCHEDULE 11.1.

11.2 The Company and Peter Gynnerstedt have entered into the employment agreement attached hereto as SCHEDULE 11.2.

11.3 The Company and Per-Hakan Herdenberg have entered into the employment agreement attached hereto as SCHEDULE 11.3.

12.   MISCELLANEOUS

12.1  AMENDMENTS

No amendment to this Agreement shall be effective against any party to this Agreement unless made in writing and signed by such party.

12.2  WAIVER

The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of any right hereunder, nor shall it deprive that party of the right thereafter to insist upon the strict adherence to that term or any other terms of this Agreement.

12.3  PARTIES IN INTEREST

This Agreement shall be binding upon and inure to the benefit of the parties hereto and may not be assigned by the Sellers to any other party, without the prior written consent of the other party.

12.4  COSTS

The Purchaser shall bear its own legal, accounting, brokerage and other transaction advisory fees in connection with the transactions contemplated hereby. The Purchaser shall further bear all reasonable costs and fees incurred by the Company and the Sellers. However, such costs for the Sellers' transaction advisory fees shall not exceed USD seventy-five thousand ($75,000). The Sellers hereby represent and warrant that neither the Company nor any Seller has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

12.5  NOTICES

All notices, requests, demands and other communications shall be in writing by post or telefax and shall be addressed as follows:

If to the Sellers to:    c/o Hans Moller (on behalf of the Sellers)
                         Trollsjovagen 135
                         SE-237 33 BJARRED
                         Sweden

If to the Purchaser to:  Primix Solutions
                         One Arsenal Marketplace - 2nd floor
                         Whatertown, MA 02472
                         U.S.A.
                         Attention Chief Financial Officer
                         Fax: +1 617 923 6550

With a copy to:          McDermott, Will & Emery
                         28 State Street
                         Boston, MA  02109-1775
                         Attn:  John B. Steele, Esq.
                         Fax: + 1 617 535-3800

                         Mannheimer Swartling
                         PO Box 4291
                         SE-203 14 MALMO, Sweden
                         Attn: Hans Petersson, Esq
                         Fax: +46 40 25 08 01

or to such other address or to such other person as any party hereto shall have last designated by notice to the other party.

12.6  CONFIDENTIALITY

Unless otherwise agreed to in writing by the Purchaser, each of the Sellers and their respective agents, advisors and representatives (including, without limitation, financial advisors, attorneys and accountants) (collectively "Representatives") shall keep all Proprietary Information (as hereinafter defined) confidential, shall not disclose or reveal any Proprietary Information to any person and shall not use Proprietary Information for any purpose. Each of the Sellers shall be responsible for any breach of the terms of this provision by it or its Representatives. The provisions of this Section shall survive the Closing indefinitely. All confidential information about the Purchaser, the Company and the Subsidiary (collectively, "Primix") and all Intellectual Property and Know-How of the foregoing is referred to herein as "Proprietary Information." Proprietary Information shall not include, however, information which: (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure directly or indirectly by a Seller or its Representatives in violation thereof), (ii) is or becomes available to a Seller on a non-confidential basis from a source other than Primix, provided that, to such Seller's knowledge with no duty of inquiry, such source was not prohibited from disclosing such information to such Seller by a legal, contractual or fiduciary obligation owed to Primix, or (iii) a Seller can establish is already in such Seller's possession.

12.7  EXECUTION IN COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

13.   GOVERNING LAW AND ARBITRATION

13.1  GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Sweden without giving effect to the choice of law principles thereof.

13.2  ARBITRATION

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators. The place of arbitration shall be Malmo, Sweden. The language of the arbitration shall be English and all written material submitted in the course of the arbitral proceedings shall be written in or translated into that language.

                                  ------------

                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


PRIMIX SOLUTIONS INC.

/s/ Kevin Azzouz                                    /s/ Hans Moller
------------------------                            -----------------------
Name: Kevin Azzouz                                  Hans Moller
Title: Vice President

/s/ Per-Hakan Herdenberg                            /s/ Peter Gynnerstedt
------------------------                            ------------------------
Per-Hakan Herdenberg                                Peter Gynnerstedt


FATA MORGANA HOLDINGS LTD,                          DOLCE VIDA HOLDINGS LTD

[signature illegible]                               [signature illegible]
-----------------------                             ------------------------


BEGONIA ASSETS HOLDINGS INC

[signature illegible]                               /s/ Anders Klinge
-----------------------                             --------------------------
                                                    Anders Klinge

/s/ Ulf Eliasson                                    /s/ Thomas Haagendal
-----------------------                             --------------------------
Ulf Eliasson                                        Thomas Haagendal

/s/ Per-Arne Hakansson
-----------------------
Per-Arne Hakansson